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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Century Aluminum Company and management's report on the effectiveness of internal control over financial reporting dated March 11, 2005, which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations," appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2004 and our report dated June 27, 2005 appearing in the Annual Report on Form 11-K of the Century Aluminum 401(k) Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Pittsburgh, PA
November 10, 2005